Exhibit 14.01

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted as of September 21, 2004

1.                                     Introduction

This Code of Business Conduct and Ethics (“Code”) has been adopted by our Board of Directors and summarizes the standards that must guide our actions.  While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent our policies and establish conditions for employment at NationsHealth, Inc. (the “Company”).

We must strive to foster a culture of honesty and accountability.  Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government and the public, including our shareholders.  All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior.  Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness.  We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

Any reference to “Company” in this Code of Business Conduct and Ethics shall mean the Company and all of its subsidiaries.

2.            Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations.  No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

If you believe that any practice raises questions as to compliance with this Code or applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact the Chief Executive Officer.  The Company also holds information and training sessions to promote compliance with the laws, rules and regulations that affect our business.

3.            Trading on Inside Information

Using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal.  All such non-public information should be considered inside information and should never be used for personal gain.  You are required to familiarize yourself and comply with the Company’s policy against insider trading, copies of which are distributed to all employees, officers and directors and are available from the Chief Financial Officer.  You should contact the Chief Financial Officer with any questions about your ability to buy or sell securities.

4.            Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset.  Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed.  Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal.  Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions.  We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

5.            Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company.  All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company.  A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively.  Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:

Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, customer or supplier.

Competing with the Company for the purchase or sale of property, services or other interests.

Having an interest in a transaction involving the Company, a customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

Receiving a loan or guarantee of an obligation as a result of your position with the Company.

Directing business to a supplier owned or managed by, or which employs, a relative.

Situations involving a conflict of interest may not always be obvious or easy to resolve.  You should report actions that you are aware may involve a conflict of interest to the Chief Executive Officer.

6.            Outside Directorships

Any elected officer of the Company who is invited to serve as a Director (or Manager, in the case of a limited liability company) of a company not affiliated with the Company shall obtain the prior written approval of the Chief Executive Officer or the majority of the Board of Directors. Any employee who is not an officer of the Company shall first obtain the prior written approval of the corporate officer responsible for his or her unit or group.

To obtain approval, the individual should submit a written request including the following information:

•                  Name of the entity for which the individual has been asked to serve as a director or manager;

•                  Description of the business of the entity, including its principal products or services;

•                  A list of other board members of the entity;

•                  A description of any known relationships, past or present, between the entity and the Company or its subsidiaries;

•                  A copy of the entity’s annual report, if available;

•                  The number and location of board meetings and associated committee meetings that the individual will be requested to attend annually;

•                  A statement by the individual evaluating any known potential conflicts of interest between the entity and the Company; and

•                  A statement indicating why the individual wants to serve on the board of the entity.

For questions or interpretations concerning this policy, please contact the Chief Executive Officer.

7.            Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director.  Loss, theft and misuse of Company assets directly impact our profitability.  Any suspected loss, misuse or theft should be reported to any officer.

The sole purpose of the Company’s equipment, vehicles and supplies is the conduct of our business.  They may only be used for Company business consistent with Company guidelines.

8.            Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position.  No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company.  Competing with the Company may involve engaging in the same line of business as the

Company, or any situation where the employee, officer or director takes away from the Company opportunities for sales or purchases of products, services or interests.

9.            Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices.  No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.  No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action.  The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business.  However, these gifts should be given infrequently and their value should be modest.  Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees.  Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Chief Executive Officer.

Except in certain limited circumstances, the Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business.  When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Chief Executive Officer before taking any action.

10.         Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations.  Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure.

11.         Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code.  The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office.  Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment.  Employees should report any concerns or questions about violations of laws, rules, regulations or this Code to a member of the Board of Directors or, in the case of accounting, internal accounting controls or auditing matters, to the Audit Committee of the Board of Directors.  Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual proxy statement.

Any concerns about violations of laws, rules, regulations or this Code by the Chief Executive Officer, any senior executive officer or director should be reported promptly to the Chairman of the Board of Directors.  Any such concerns involving the Chief Financial Officer should be reported to the Audit Committee.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations.  The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith.  Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code.  You are required to cooperate in internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers.  The Chief Executive Officer of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors will have primary authority and responsibility for the enforcement of the Code.  The Company will devote the necessary resources to enable the responsible party to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code.  Questions concerning this Code should be directed to the Chief Executive Officer.

Violations of the Code of Business Conduct and Ethics may result in discipline ranging from warnings to reprimand to discharge or even the filing of a civil or criminal complaint.

12.         Waivers and Amendments

Any waivers of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly and publicly disclosed.  Any waivers of this Code for other employees may only be granted by the Chief Executive Officer.  Amendments to this Code must be approved by the independent directors of the Board of Directors and amendments of the provisions in this Code applicable to the Chief Executive Officer and the senior executive officers will also be promptly and publicly disclosed.

13.         Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age.  Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity.  In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated.  Through its policies the Company shall be committed to providing equal opportunity to all qualified individuals. The Company shall comply with all applicable laws governing equal employment opportunities to assure that there is no unlawful discrimination against any employee or applicant. The Company’s policies on employment, compensation, benefits, leave and safety are addressed specifically in the Company’s Employee Handbook.  All employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment, copies of which were distributed and are available from the Chief Executive Officer.

14.         Harassment

The Company believes that all persons should be treated with dignity and respect. It is the policy of the Company to provide a work environment that is free from harassment, especially pertaining to gender, race, color age, religion, national origin or disability. As stated in the Company’s Employee Handbook, no employee who brings a good faith report of harassment shall suffer retaliation or other adverse employment action or consequence and any employee found to have retaliated against an employee who reported a violation will be subject to discipline up to and including discharge from employment.

15.         Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers.  Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability.  If you have any questions, consult the Chief Financial Officer.

16.         Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies.  This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf.  No one may be reimbursed directly or indirectly by the Company for personal political contributions.

17.         Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations.  The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business.  Achieving this goal is the responsibility of all officers, directors and employees.

18.         Dealing with Insiders

The Company prohibits any transaction between the Company and a director, an executive officer, a nominee for director, or a Company stockholder owning or have beneficial interest in more than 5% of the Company’s voting securities unless approved by the audit committee or the board of directors of the Company.  In addition, effective with the enactment of the Sarbanes-Oxley Act of 2002, The Company prohibits, either directly or indirectly, the extension of credit in the form of a personal loan or guaranty of debt to any director, officer or employee.

19.         HIPAA Compliance

The Company is committed to protecting the privacy of its patients.  The Company intends to comply with the Privacy Rule promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and applicable state laws.  Please see the Compliance Officer for a copy of the policy.